EXHIBIT 99.1

StatSure's Patented HIV 'Barrel' Technology Receives CLIA Waiver From FDA

FRAMINGHAM, Mass., Nov. 5 /PRNewswire-FirstCall/ -- StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR.OB - News) announced today that the U.S. Food and Drug Administration ("FDA"), through its Center for Devices and Radiological Health, has approved a waiver under the Clinical Laboratory Improvements Amendments of 1988 ("CLIA") for an HIV 1/2 Rapid Test employing the Company's patented "barrel" technology. The HIV 1/2 product is marketed and distributed worldwide by Inverness Medical Innovations (Amex: IMA - News) under its Clearview® brand as "Clearview COMPLETE HIV 1/2."

Specifically, the test has been waived for use in detecting HIV-1 and HIV-2 antibodies in human whole blood, serum, and plasma and demonstrates a sensitivity of 99.7% and a specificity of 99.9% in clinical trials. With this waiver, the CLEARVIEW ® HIV-1/2 test can be used by more than 189,000 sites in the United States, including outreach clinics, community-based organizations and physicians' offices. StatSure's patented "barrel" technology is designed to maximize safety, convenience, performance and shelf-life and minimize exposure to infectious agents.

Steve Peltzman, CEO of StatSure, stated: "We are very excited about this achievement and the underlying markets that now may commercially be pursued." StatSure hopes to leverage this proprietary "barrel" format to develop and commercialize additional point-of-care rapid screening tests for other infectious disease.

ABOUT STATSURE

StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral- fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Inverness Medical Innovations, Inc. (Amex: IMA - News), StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) and Chembio Diagnostics, Inc. announced in October of 2006 agreements that provide Inverness with exclusive worldwide marketing rights to Chembio's FDA-cleared, point of care, rapid test for the detection of antibodies to HIV. The test utilizes Inverness' proprietary lateral flow technology as well as StatSure's patented "barrel" technology designed to maximize ease of use and minimize exposure to infectious agents.

Please visit our website at http://www.StatSure.com

FORWARD-LOOKING STATEMENTS This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect StatSure's current views with respect to future events and are based on management's current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation, the future demand for HIV testing products; our ability to successfully commercialize the products; the intensely competitive environment in the relevant markets and the risks and uncertainties described in periodic reports filed by StatSure with the Securities and Exchange Commission under the federal securities laws, including periodic reports on Form 10-Q or Form 10-QSB, as applicable, for the period ended June 30, 2007. StatSure undertakes no obligation to update any forward-looking statements contained herein.